UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2022

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	UVE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 25, 2022, Universal Insurance Holdings, Inc. (the “Company”) entered into an employment agreement with Kimberly Cooper Campos, the Company’s Chief Administrative Officer and Chief Information Officer (the “Agreement”). Also on January 25, 2022, the Company entered into an employment agreement with Frank C. Wilcox, the Company’s Chief Financial Officer (the “Employment Agreement”). The following summaries of the Agreement and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference thereto.

Employment Agreement with Kimberly Cooper Campos

Term

Ms. Campos’s former employment agreement with the Company expired on December 31, 2021. Ms. Campos’s new employment agreement provides that Ms. Campos will serve as Chief Administrative Officer and Chief Information Officer of the Company for a term beginning on January 1, 2022 (the “Effective Date”) and ending on December 31, 2023, unless earlier terminated in accordance with its terms.

Base Salary

Ms. Campos will receive a base salary of $315,000 for each contract year. The base salary is subject to adjustment by the Company’s Compensation Committee based on the recommendation of the Company’s Chief Executive Officer.

Annual Bonus

Ms. Campos is eligible to receive an annual bonus as determined by the Company in its sole discretion, subject to her continued employment through the payment date of the bonus.

Restricted Share Units

Ms. Campos is eligible to receive a grant of 5,000 restricted share units (the “RSU Grant”) payable under and subject to the Company’s 2021 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”). The RSU Grant will be subject to time-vesting conditions set forth in the Agreement.

Termination

If Ms. Campos is terminated for any reason, she will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Ms. Campos is terminated without Cause (as defined in the Agreement), she will also receive a lump-sum cash payment equal to her base salary for the remaining term of the Agreement, subject to her execution of a general release of claims in favor of the Company.

Non-Compete

Ms. Campos is subject to a non-compete provision under the Agreement that prohibits her from engaging in certain competitive activities during the Term and for a period of 12 months following her termination.

Other

The Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Employment Agreement with Frank C. Wilcox

Term

The Employment Agreement provides that Mr. Wilcox will serve as Chief Financial Officer of the Company for a term beginning on January 1, 2022 and ending on December 31, 2023, unless earlier terminated in accordance with its terms.

Base Salary

Mr. Wilcox will receive a base salary of $500,000 for each contract year. The base salary is subject to adjustment by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer.

Annual Bonus

Mr. Wilcox is eligible to receive an annual bonus as determined by the Company in its sole discretion, subject to Mr. Wilcox’s continued employment through the payment date of the bonus.

Restricted Share Units

Mr. Wilcox is eligible to receive a grant of 10,000 restricted share units (the “RSU Grant”) payable under and subject to the Company’s 2021 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”). The RSU Grant will be subject to time-vesting conditions set forth in the Employment Agreement.

Termination

If Mr. Wilcox is terminated for any reason, he will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Mr. Wilcox is terminated without cause (as defined in the Employment Agreement), he will also receive a lump-sum cash payment equal to his base salary for the remaining term of the Employment Agreement, subject to his execution of a general release of claims in favor of the Company.

Non-Compete

Mr. Wilcox is subject to a non-compete provision under the Employment Agreement that prohibits him from engaging in certain competitive activities during the term of the Employment Agreement and for a period of 12 months following his termination.

Other

The Employment Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Description
10.1	Employment Agreement, dated January 25, 2022, between Kimberly Cooper Campos and the Company

10.2	Employment Agreement, dated January 25, 2022, between Frank C. Wilcox and the Company

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2022	UNIVERSAL INSURANCE HOLDINGS, INC.

	By:	/s/ Stephen J. Donaghy
	Name:	Stephen J. Donaghy
	Title:	Chief Executive Officer